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                                                                      EXHIBIT 11
SATCON TECHNOLOGY CORPORATION
STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
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                                                           Three months ended
                                                               December 31,
                                                         ----------------------
                                                           1997         1996
                                                         ---------    ---------
Calculation of Shares:

  Weighted Average Shares Outstanding                    8,845,266    7,386,173
                                                         ---------    ---------
  Weighted Average Shares Outstanding--Basic             8,845,266    7,386,173
                                                         ---------    ---------
  Additional Shares Assumed Exercised with
    Full Dilution--Options                                     --           --

  Additional Shares Assumed Exercised with
    Full Dilution--Warrants                                    --           --
                                                         ---------    ---------
  Weighted Average Shares Outstanding--Diluted           8,845,266    7,386,173
                                                         ---------    ---------
Calculation of Earnings Per Share:

  Net Income                                              (629,212)    (653,165)

  Basic Earnings Per Share                                    (.07)        (.09)

  Diluted Earnings Per Share                                  (.07)        (.09)
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